Exhibit 99.1

For Immediate Release:

Contact: Phillip C. Bowman, President and CEO (301) 572-3740

AMERICAN BANK SHAREHOLDERS APPROVE HOLDING COMPANY FORMATION

COMPLETES REORGANIZATION

                                SILVER SPRING, MARYLAND, March 21, 2003.  American Bank (OTCBB: BKMD.OB), Silver Spring, Maryland, today announced the completion of its reorganization as a wholly owned subsidiary of a holding company, American Bank Holdings, Inc.  American Bank’s shareholders approved the reorganization at a meeting held on March 17, 2003.

                                Phillip C. Bowman, President and CEO of American Bank, said “A holding company will provide added flexibility in dealing with the many recent changes in the banking industry, in our bank’s marketplace, and in meeting the competition of other financial service companies.”

                                As a result of the reorganization, stockholders of American Bank are now stockholders of American Bank Holdings, Inc.  Each outstanding share of American Bank common stock (other than dissenting shares) has been converted into one share of the holding company’s common stock.  Shareholders holding approximately 30% of American Bank’s common stock have indicated their intent to exercise dissenters’ rights of appraisal.  American Bank Holding, Inc. expects that its common stock will be traded over the counter on the National Association of Securities Dealers Electronic Bulletin Board under a new symbol to be assigned sometime during the week of March 24, 2003.  American Bank stockholders will receive written instructions from American Stock Transfer & Trust Company, the transfer agent for American Bank Holdings, Inc., on how to exchange their American Bank stock certificates.  Until shares are exchanged, American Bank stock certificates will, for all purposes, represent the same number of holding company shares.

                                American Bank operates four full-service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland.  Customers also can access American Bank through its web site at http://www.americanfsb.com/home.html.

                                This press release contains forward-looking statements.  These statements, which constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, involve significant risks and uncertainties.  Actual results may differ materially from any forward-looking information discussed in this press release. Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which American Bank conducts its operations, and other similar conditions affecting the Bank’s operations, pricing, products, and services.  Except as required by law, American Bank disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this press release to reflect future events or developments.

                                For additional information regarding American Bank, please refer to American Bank’s public disclosure documents.